Exhibit 3.53

ARTICLES OF ORGANIZATION

OF

MADISON CORNER, LLC

Pursuant to the provisions of Chapter 608 of the Florida, Statutes, the undersigned hereby declares the following provisions as the Articles of Organization of MADISON CORNER, LLC, a Florida limited liability company (the “Company”).

ARTICLE 1: NAME AND MAILING ADDRESS

The name of this Company is MADISON CORNER, LLC, and its principal office or mailing address is 3300 Fairfield Avenue South, St. Petersburg, Florida 33712.

ARTICLE 2: DURATION

This Company shall exist perpetually, commencing as of the date of acceptance and filing of these Articles by the Secretary of State of the State of Florida.

ARTICLE 3: PURPOSE

This Organization is organized for the purpose of transacting any and all lawful business.

ARTICLE 4: INITIAL REGISTERED OFFICE AND AGENT

The street address of the initial registered office of this Company is located at 3300 Fairfield Avenue South, St. Petersburg, Florida 33712 and the name of the initial registered agent is Russel P. Brandes.

ARTICLE 5: ADMISSION OF ADDITIONAL MEMBERS

Upon approval of all the members, new members may be admitted.

ARTICLE 6: MEMBERS RIGHT TO CONTINUE BUSINESS

With the consent of all remaining members the remaining members of the Company shall have a right to continue the business of the Company on death, retirement, resignation, expulsion, bankruptcy, or dissolution of a member or the occurrence of any other event which terminates the continued membership of a member in the Company.

ARTICLE 7: MANAGEMENT; INITIAL MEMBERS

Initially the Company is to be managed by one manager. The number of managers may either be increased or decreased from time to time by agreement by the members but shall never be less than one. The name and address of the managing member is:

NAME	ADDRESS

Cox Lumber Co.	3300 Fairfield Avenue South St. Petersburg, Florida 33712

ARTICLE 8: OPERATING AGREEMENT

The members shall unanimously adopt the initial operating agreement. The power to alter, amend or repeal the operating agreement or adopt a new operating agreement is vested in members.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Organization this 27th day of September, 2005.

COX LUMBER CO., a Florida corporation as Organizing Member

By:	/s/ Juan B. Quesada
Juan B. Quesada, as President

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